                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                         MARKWEST HYDROCARBON, INC.
                     ----------------------------------
                              (Name of Issuer)

                               COMMON STOCK
                     ----------------------------------
                       (Title of Class of Securities)

                                570762104
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement /X/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of  5  Pages
                                        ---

CUSIP No. 570762104                   13G                 Page  2  of  5  Pages
          ---------                                            ---    ---

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 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     SKYLINE ASSET MANAGEMENT, L.P.
     36-4023693
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 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /

     NOT APPLICABLE
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization

     DELAWARE LIMITED PARTNERSHIP
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Number of Shares              (5) Sole Voting
 Beneficially                       Power                           NONE
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                           548,600
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                           NONE
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                           548,600
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     548,600
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
     NOT APPLICABLE
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(11) Percent of Class Represented by Amount in Row (9)
     6.5%
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(12) Type of Reporting Person*
     IA - INVESTMENT ADVISER
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                          Page  3  of  5  Pages
                                                               ---    ---


ITEM 1(A).  NAME OF ISSUER
            MARKWEST HYDROCARBON, INC.
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ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            155 INVERNESS DRIVE WEST
            SUITE 200
            ENGLEWOOD, CO  80112-5004
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ITEM 2(A).  NAME OF PERSON(S) FILING
            THE SHARES REPORTED HEREIN ARE HELD BY SKYLINE ASSET MANAGEMENT, L.P. ("SKYLINE") AS INVESTMENT ADVISER TO CERTAIN CLIENT ACCOUNTS ("ACCOUNTS") OVER WHICH SKYLINE EXERCISES DISCRETION.
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ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            311 SOUTH WACKER DRIVE, SUITE 4500
            CHICAGO, IL 60606
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ITEM 2(C).  CITIZENSHIP
            SKYLINE ASSET MANAGEMENT, L.P. IS A DELAWARE LIMITED PARTNERSHIP.
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ITEM 2(D).  TITLE OF CLASS OF SECURITIES
            COMMON STOCK
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ITEM 2(E).  CUSIP NUMBER
            570762104
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                                                          Page  4  of  5  Pages
                                                               ---    ---


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) /X/ Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)


ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
    548,600 SHARES
    ---------------------------------------------------------------------------

    (b) Percent of Class:
    6.5%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              NONE
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              548,600 SHARES*
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              NONE
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              548,600 SHARES*
              -----------------------------------------------------------------

* THE FILING OF THIS SCHEDULE 13G SHALL NOT BE CONSTRUED AS AN ADMISSION THAT SKYLINE IS, FOR PURPOSES OF SECTION 13(d) AND SECTION 13(g) OF THE SECURITIES EXCHANGE ACT OF 1934, THE BENEFICIAL OWNER OF ANY SECURITIES COVERED BY THIS STATEMENT. HOWEVER, PURSUANT TO RULE 13d-3(a), THE 548,600 SHARES BENEFICIALLY OWNED BY THE ACCOUNTS, WITH RESPECT TO WHICH SKYLINE HAS BEEN DELEGATED SHARED VOTING POWER AND SHARED DISPOSITIVE POWER, ARE CONSIDERED TO BE SHARES BENEFICIALLY OWNED BY SKYLINE SOLELY BY REASON OF SUCH DESIGNATED POWERS.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         THE SHARES REPORTED HEREIN HAVE BEEN ACQUIRED BY SKYLINE ON BEHALF
         OF THE ACCOUNTS. PERSONS OTHER THAN SKYLINE ARE ENTITLED TO RECEIVE ALL DIVIDENDS FROM, AND PROCEEDS FROM THE SALE OF, THOSE SHARES.
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                                                          Page  5  of  5  Pages
                                                               ---    ---


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         NOT APPLICABLE.
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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         NOT APPLICABLE.
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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         NOT APPLICABLE.
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ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       2/12/99
                                       ----------------------------------------
                                       (Date)

                                       /s/ Scott C. Blim
                                       ----------------------------------------
                                       (Signature)

                                       Scott C. Blim, Chief Financial Officer
                                       ----------------------------------------
                                       (Name/Title)